Exhibit 99.1

Stellar Biotechnologies Reports Fiscal Year 2018 Financial Results

LOS ANGELES, Nov. 30, 2018 /PRNewswire/ -- Stellar Biotechnologies, Inc. (Nasdaq: SBOT), a leading manufacturer of a key protein utilized in multiple immunotherapy and immuno-oncology development pipelines, today reported financial results for the fiscal year ended September 30, 2018 and provided an update on its business.

During fiscal year 2018, Stellar advanced a number of technical, operational and strategic initiatives, including an infrastructure project that will allow the company to rapidly expand aquaculture production systems for its Stellar KLH products. In fiscal 2018, Stellar also reported positive research results from viral clearance and glycosylation studies associated with its manufacturing scale-up initiatives, and raised net cash proceeds of approximately $8.8 million from equity financings and warrant exercises.

"Immunotherapies are changing the standard of care for many diseases and we continue to be excited about the long-term potential of KLH-based vaccines, especially now that we have a customer pursuing a pivotal clinical trial," said Stellar President and Chief Executive Officer Frank R. Oakes. He noted that Stellar is focused on identifying additional value inflection opportunities. "Our strategy seeks to expand Stellar's near-term growth potential while identifying opportunities to extract additional long-term value from our KLH production capabilities and assets."

The company ended the fiscal year with more than $10 million in cash and short-term investments. "In fiscal 2018, we continued to manage our expenses while utilizing the benefits of our stronger balance sheet to advance strategic initiatives designed to support our customers' later stage clinical programs," said Stellar Chief Financial Officer Kathi Niffenegger.

Financial Results for the Fiscal Year Ended September 30, 2018

Total revenues for fiscal year 2018 were $0.21 million compared to $0.23 million for the prior year. The change was due to a decrease in contract services revenue which was partially offset by an increase in product sales. During both periods, product mix was similar, consisting of various grades of KLH for clinical and pre-clinical studies and immune system assays.

Total expenses decreased by $0.16 million to $5.29 million for fiscal year 2018 compared to $5.45 million for the prior year.

  Costs of sales and contract services decreased by $0.12 million to $0.13 million for fiscal year 2018 compared to $0.25 million for the prior year primarily due to reduced expenses related to sales of KLH that was produced as a byproduct of the company's research and development activities.
  Costs of aquaculture increased by $0.03 million to $0.31 million for fiscal 2018 compared to $0.28 million for the prior year primarily due to increased testing expenses related to new state regulatory requirements.
  Research and development expenses increased by $0.11 million to $2.09 million for fiscal 2018 compared to $1.97 million for the prior year. The increase was primarily due to activities intended to increase the scalability and throughput capacity of existing manufacturing systems, including engineering lots of KLH produced under the company's optimization initiative, as well as a non-cash item related to Stellar's share of operational expenses of its Neostell joint venture. An increase in contracted research services and additional research and development in aquaculture, analytics and product formulation also contributed to the increase.
  General and administrative expenses decreased by $0.19 million to $2.76 million for fiscal 2018 compared to $2.94 million for the prior year primarily due to reduced professional fees and travel expenses.

For fiscal year 2018, Stellar reported a net loss of $5.04 million, or $1.76 per basic share, compared to a net loss of $5.03 million, or $3.44 per basic share, for fiscal year 2017. The weighted average number of shares used in the calculation of net loss per share for fiscal years 2018 and 2017 were 2,869,374 and 1,462,459, respectively.

At September 30, 2018, the company had working capital of $10.2 million. Cash, cash equivalents and short-term investments totaled $10.3 million.

Stellar will file its Form 10-K for the fiscal year ended September 30, 2018 with the Securities and Exchange Commission on or about November 30, 2018. To view the company's filings with the Canadian Securities Administrators (CSA), visit the CSA's SEDAR website.

About Stellar Biotechnologies
Based north of Los Angeles at the Port of Hueneme, Stellar Biotechnologies, Inc. (Nasdaq: SBOT) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an immune-stimulating protein utilized as a carrier molecule in therapeutic vaccine pipelines (targeting cancers, immune disorders, Alzheimer's and inflammatory diseases) and for assessing immune system function. KLH can also be used in immunotoxicology studies for monitoring the immunomodulatory effects of drug candidates. Stellar is committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and supporting the development of KLH-based active immunotherapies. Stellar KLH is a trademark of Stellar Biotechnologies.

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Stellar Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; availability of funds and resources; anticipated requirements for operating capital; governmental regulations and the ability or failure to comply with governmental regulations; changes in trade policy and international law; the timing of Stellar's or its partners' anticipated results, including in connection with clinical trials; the ability to meet the goals of Stellar's joint ventures and strategic partnerships; and other factors referenced in Stellar's filings with securities regulators. For a discussion of further risks and uncertainties related to the Stellar's business, please refer to Stellar's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Stellar assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States.

Consolidated Statements of Operations

	Years Ended
	September 30,	September 30,
	2018	2017

Total Revenues	$ 211,849	$ 228,287

Expenses:
Cost of sales and contract services	133,316	250,042
Costs of aquaculture	312,004	284,411
Research and development	2,087,402	1,973,400
General and administrative	2,757,377	2,944,980

Total Expenses	5,290,099	5,452,833

Loss from Operations	(5,078,250)	(5,224,546)

Net Other Income	40,101	194,698

Income tax expense	800	800

Net Loss	$ (5,038,949)	$ (5,030,648)

Loss per common share:
Basic and diluted	$ (1.76)	$ (3.44)

Weighted average number of common shares outstanding:
Basic and diluted	2,869,374	1,462,459

Consolidated Balance Sheets

	September 30,	September 30,
	2018	2017

Assets:
Cash, cash equivalents and short-term investments	$ 10,303,552	$ 6,565,352
Other current assets	352,432	193,095
Noncurrent assets	1,123,991	961,558

Total Assets	$ 11,779,975	$ 7,720,005

Liabilities and Shareholders' Equity:
Accounts payable and accrued liabilities	$ 493,385	$ 320,947
Shareholders' equity	11,286,590	7,399,058

Total Liabilities and Shareholders' Equity	$ 11,779,975	$ 7,720,005

Consolidated Statements of Cash Flows

	Years Ended
	September 30,	September 30,
	2018	2017

Cash Flows Used In Operating Activities:
Net loss	$ (5,038,949)	$ (5,030,648)
Items not affecting cash:
Depreciation	188,372	179,322
Share-based compensation	154,313	115,546
Foreign exchange (gain) loss	35,059	(162,028)
Other	32,658	-
Changes in working capital items	13,042	198,159

Net cash used in operating activities	(4,615,505)	(4,699,649)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(382,810)	(302,733)
Net (purchases) proceeds of short-term investments	(4,083,630)	1,994,393

Net cash used in investing activities	(4,466,440)	1,691,660

Cash Flows From Financing Activities:
Proceeds from issuance of common shares, net of issuance costs	4,121,508	-
Proceeds from exercise of warrants	4,650,659	-

Net cash provided by financing activities	8,772,167	-

Effect of exchange rate changes on cash and cash equivalents	(35,652)	162,036

Net change in cash and cash equivalents	(345,430)	(2,845,953)

Cash and cash equivalents - beginning of year	4,570,951	7,416,904

Cash and cash equivalents - end of year	$ 4,225,521	$ 4,570,951

CONTACT: Gary Koppenjan, Stellar Biotechnologies, Inc., (805) 488-2800, ir@stellarbiotech.com